Exhibit 10.21

EMPLOYMENT AGREEMENT
by and between
WMG ACQUISITION CORP.
and
Edgar Bronfman, Jr.

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of this 1st day of March, 2004 by and between WMG Acquisition Corp., a Delaware corporation (the “Company”), and Edgar Bronfman, Jr. (the “Executive”).

RECITALS:

WHEREAS, the Company, which is a direct or indirect wholly owned subsidiary of WMG Holdings Corp., a Delaware corporation (“Midco”), and an indirect majority owned subsidiary of WMG-Parent Corp., a Delaware corporation (“Parent”), has entered into a Purchase Agreement (the “Purchase Agreement”) with Time Warner Inc. dated as of November 24, 2003, whereby the Company will purchase the “Warner Recorded Music Business” and the “WMG Publishing Business” (as such terms are defined in the Purchase Agreement and as referred to hereafter as the “Business”) from Time Warner Inc.; and

WHEREAS, the Company wishes to engage the Executive to serve as its Chairman of the Board and Chief Executive Officer on the terms and conditions contained herein and the Executive wishes to accept such engagement on the terms and conditions contained herein.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants herein, the parties hereby agree as follows:

1.                                       Employment Period. This Agreement and the Executive’s employment with the Company hereunder (hereinafter referred to as the “Employment Period”) shall be effective on the “Closing Date” (as defined in the Purchase Agreement; the Closing Date is hereinafter referred to as the “Effective Date,” and is the date hereof) and, unless earlier terminated pursuant to Section 4 hereof, shall expire on the fourth anniversary of the Effective Date; provided that the Employment Period shall be automatically extended by one year upon the fourth anniversary of the Effective Date and upon each subsequent anniversary of the Effective Date unless, no less than ninety (90) days prior to the fourth anniversary of the Effective Date or any such subsequent anniversary either the Company or the Executive gives the other party written notice of non-renewal in accordance with Section 10(f) hereof, in which case the Employment Period shall end on the anniversary of the Effective Date immediately following the receipt of such notice.

2.                                  Position, Duties and Representations.

(a)                             During the Employment Period, the Executive shall be employed as the Chairman of the Board and Chief Executive Officer of the Company and shall report solely to the Board of Directors of the Company (the “Board”). The Executive shall be responsible for oversight and management of all operations and activities of the Company, Parent, Midco and the direct or indirect subsidiaries and controlled affiliates of each of them (the “Company Group”), and all employees of any member of the Company Group shall report, directly or indirectly, to the Executive. The Executive’s services to the Company shall be performed primarily at the offices of the Company located in New York City, subject to travel requirements necessary to discharge the responsibilities and duties assigned to the Executive hereunder.

(b)                            Excluding periods of vacation, sick leave and disability to which the Executive is entitled during the Employment Period, the Executive agrees, to the extent necessary to discharge the responsibilities and duties assigned to the Executive hereunder, to use the Executive’s best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period and the “Non-Competition Period” (as defined in Section 6(a)), the Executive may (i) serve on corporate, civic, educational, philanthropic or charitable boards or committees, (ii) passively own not more than three percent (3%) of the outstanding capital stock of any corporation whose stock is publicly traded, or (iii) manage personal investments. In addition, during the Employment Period, the Executive may engage in any other activity (other than as an employee) which is not competitive with any activity of the Company Group (other than a de minimis activity of the Company Group) at the time the Executive commences engaging in such activity, so long as such activity does not interfere with the performance of the Executive’s responsibilities and duties hereunder, and the amount of time the Executive spends on all such activities is insignificant.

(c)                             The Executive represents and warrants to the Company that, other than prohibitions generally imposed by law, there is no “Contract” (as defined in Section 6(d)) or other restriction or agreement in effect that would prohibit or otherwise limit the Executive’s ability to enter into or negotiate this Agreement, become an employee or officer of the Company or to discharge the responsibilities and duties assigned to the Executive hereunder.

3.                                  Compensation.

(a)                             Base Salary. During the Employment Period, the Company shall pay to the Executive a base salary at an annual rate equal to $1,000,000 (“Base Salary”), payable in regular installments in accordance with the Company’s usual payroll practices; provided, however, that Base Salary shall be reviewed for discretionary increases by the Board or the Compensation Committee thereof no less often than annually commencing no later than the first anniversary of the Effective Date.

(b)                            Annual Bonus. During the Employment Period, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) in respect of each full or partial fiscal year of the Company (a “Fiscal Year” which, as of the Effective Date, is the period December 1 through November 30) ending during the Employment Period, with a target of 300% of Base Salary, a minimum of $0 and a maximum of 600% of Base Salary (pro rated for partial Fiscal Years of employment), based on the attainment of Company, individual, Company Group or other performance targets established by the Board or the Compensation Committee thereof in consultation with the Executive.

(c)                             Special Bonus. The Company expects to implement a special bonus plan or arrangement (the “Special Bonus Plan”) for senior management based upon costs savings attained in respect of the Company Group and/or members or operations thereof, in amounts and in accordance with criteria established by the Board or Compensation Committee thereof. The Executive shall be eligible to participate in the Special Bonus Plan, if so established, on terms and conditions substantially the same as those applicable to other senior executives of the Company determined by the Board or the Compensation Committee; provided that the Executive acknowledges that the amount awarded to any particular executive may depend, wholly or in part, on the cost savings within the such executive’s area of responsibility.

(d)                            Equity. On the Effective Date, the Executive shall purchase from the Company, and the Company shall sell to the Executive, shares of Parent’s Class A Common Stock (the “Restricted Stock Award”) representing as of the Effective Date 3.02% of the fully diluted Class A Common Stock of Parent (2.75% of the fully diluted Common Stock of the Parent, including both Class A and Class L Common Stock of Parent), which award shall be governed by the Restricted Stock Award Agreement annexed hereto as Exhibit A.

(e)                             Benefit Plans. During the Employment Period, the Executive shall be eligible to participate in the employee benefit plans and arrangements of the Company and its affiliates on terms and conditions no less favorable in the aggregate than those generally provided to other senior executive officers of the Company.

(f)                               Business Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable out-of-pocket expenses incurred by the Executive in the performance of his duties hereunder, subject to the submission of such written documentation as the Company may reasonably require in accordance with its standard expense reimbursement practices and policies. Without limiting the generality of the foregoing, the Company will reimburse the Executive for first class travel and first class hotel accommodations in connection with travel undertaken in the performance of his duties hereunder.

(g)                            Vacation. During the Employment Period, the Executive shall be entitled to no less paid vacation for each year commencing with the Effective Date as is made available generally to senior executives of the Company; provided that such paid vacation shall be no less than four weeks per year; and provided further that unused vacation pay in any year may not be carried forward.

4.                                  Termination. The Employment Period and the Executive’s employment with the Company shall terminate under the following circumstances:

(a)                             Death or Disability. The Executive’s employment and the Employment Period shall terminate automatically upon the Executive’s death. The Company may terminate the Executive’s employment and the Employment Period after having established the Executive’s Disability, by giving to the Executive a “Notice of Termination” (as defined in Section 4(d)). For purposes of this Agreement, “Disability” means personal injury, illness or other cause which has rendered the Executive unable to substantially perform his material duties and responsibilities hereunder for a period of 120 consecutive days, or 120 out of 180 consecutive days, as determined jointly by a physician selected by the Company reasonably acceptable to the Executive (or, if he is incapacitated, his legal representative) and a physician selected by the Executive (or, if he is incapacitated, his legal representative) and reasonably acceptable to the Company. If such physicians cannot agree as to whether the Executive has suffered a Disability, they shall jointly select a third physician who shall make such determination.

(b)                            With or Without Cause. The Company may terminate the Executive’s employment and the Employment Period with or without “Cause” (as defined below) by giving to the Executive a Notice of Termination. For purposes of this Agreement, “Cause” means (i) the willful and continued failure of the Executive to perform substantially his material duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after a written demand for performance is delivered to the Executive by the Board which identifies the manner in which the Board believes that the Executive has not performed the Executive’s duties and the Executive, after a period established by the Board and communicated in writing to the Executive (which period may be no less than 20 days), has failed to cure such failure to the reasonable satisfaction of the Board, (ii) the willful engaging by the Executive in gross misconduct which is demonstrably and materially injurious to the Company or its affiliates, (iii) the Executive’s conviction of, or pleading guilty to, a felony involving moral turpitude or dishonesty or (iv) a determination by the Board that any of the Executive’s representations made in Section 2(c) of this Agreement were untrue when made. A termination of the Executive by the Company for Cause shall not be effective unless and until the Company has delivered to the Executive, along with the Notice of Termination, a copy of a resolution duly adopted by a majority of the Board (excluding the Executive, if he is a member of the Board) stating that the Board has determined to terminate the Executive for Cause; provided, however, that no such resolution shall be permitted to be adopted without the Company having afforded the Executive the opportunity to make a presentation to the Board and to answer any questions its members may ask him.

(c)                             With or Without Good Reason. The Executive may terminate his employment and the Employment Period with or without “Good Reason” (as defined below) by giving to the Company a Notice of Termination. For purposes of this Agreement, “Good Reason” means, without the Executive’s express written consent:

(i)                                (x) a change in the duties or responsibilities (including reporting responsibilities) of the Executive that is inconsistent in any material and adverse respect with the Executive’s position(s), duties, responsibilities or status with the Company and its affiliates on the Effective Date, or (y) an adverse change in the Executive’s title or offices, including but not limited to the Executive no longer serving as Chief Executive Officer of the Company;

(ii)                             any failure by the Company to comply with any of the provisions of Section 3 of this Agreement, including but not limited to any reduction in the target or maximum attainable Annual Bonus;

(iii)                          any willful breach by the Company of any other material obligation of the Company under this Agreement;

(iv)                         the Company requiring the Executive to be based at any office or location other than at an office commensurate with the Executive’s position at the headquarters of the Company in the Borough of Manhattan, New York;

(v)                            any purported termination by the Company of the Executive’s employment otherwise than as permitted by this Agreement, it being understood that any such purported termination shall not be effective for any purpose of this Agreement;

(vi)                         a failure of Executive to be elected or reelected to the Board, or as Chairman thereof; or

(vii)                      a failure by the Company to cause any successor to expressly assume this Agreement pursuant to Section 8(c) hereof.

A termination by the Executive with Good Reason shall be effective only if the Executive delivers to the Company a Notice of Termination for Good Reason within 60 days after learning of the circumstances constituting Good Reason. Notwithstanding the above, if (A) such Notice of Termination describes, as Good Reason, only one or more of the circumstances described in clause (i), (ii), (iii), (iv) and (vi) of this Section 4(c) and (B) within 30 days following the delivery of such Notice of Termination, the Company has cured such circumstances to the reasonable satisfaction of the Executive, then such Notice of Termination shall be ineffective and no Good Reason shall be deemed to exist. The parties agree and acknowledge that, solely for purposes of this Agreement, the cessation of the Executive’s employment with the Company at the end of the Employment Period (or such other time as the Company and the Executive may agree) following Executive’s provision to the Company of a written notice of non-renewal of the Employment Period, as provided in Section 1 of this Agreement, shall be deemed to be a termination by the Executive without Good Reason.

(d)                                 Notice of Termination. Any termination by the Company with or without Cause or on account of Disability, or by the Executive with or without

Good Reason, shall be communicated by a Notice of Termination to the other party given in accordance with Section 10(f). For purposes of this Agreement, a “Notice of Termination “ means a written notice which (i) indicates the specific termination provision of this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the proposed termination date; provided, however, that the information in clause (ii) shall not be required in the event of any termination by the Company without Cause or by the Executive without Good Reason.

5.                                       Obligations of the Company Upon Termination.

(a)                             Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or on account of Disability, the Company shall:

(i)                                pay to the Executive or the Executive’s estate, as applicable, a lump sum cash payment within ten (10) days after such termination equal to, to the extent not previously paid: (A) the Executive’s Base Salary through the end of the month in which such termination occurred, (B) any earned and accrued but unpaid Annual Bonus for any Fiscal Year ending prior to such termination, (C) any earned and accrued but unpaid Special Bonus, (D) any accrued vacation pay, (E) any unpaid reimbursable business expenses due to the Executive in accordance with Section 3(h) (the amounts described in the preceding clauses (A) - (E), the “Accrued Amounts”), (F) the Executive’s Base Salary for an additional twelve month period and (G) a pro-rated target Annual Bonus for the Fiscal Year of termination determined by multiplying (x) such target Annual Bonus by (y) a fraction, the numerator of which is the number of days in the Fiscal Year that the Executive was employed by the Company and the denominator of which is 365;

(ii)                             provide those death or disability benefits to which the Executive is entitled at the date of the Executive’s death or Disability under any benefit plans, policies or arrangements of the Company; and

(iii)                          in the case of a termination on account of Disability, provide to the Executive and the Executive’s spouse and dependents, as applicable, at the Company’s expense, continued participation in the Company’s group health plan (or comparable medical coverage) until the earlier of the date the Executive attains age 65 or the date the Executive becomes eligible for coverage under the group health plan of another employer.

(b)                                 Cause or Without Good Reason. If the Executive’s employment shall be terminated (i) by the Company with Cause, or (ii) by the Executive without Good Reason, the Company shall pay to the Executive a lump sum cash payment within ten (10) days after such termination equal to, to the extent not previously paid, the Accrued Amounts.

(c)                                  Without Cause or With Good Reason. If the Executive’s employment shall be terminated (i) by the Company without Cause or (ii) by the Executive with Good Reason, the Executive shall be entitled to receive the following payments and benefits:Amounts;

(i)                                     to the extent not previously paid, the Accrued

(ii)                                  an amount equal to the sum of: (i) the Executive’s Base Salary and (ii) the target Annual Bonus for the Fiscal Year of such termination, payable in substantially equal monthly installments on the first day of each of the first 12 calendar months following termination (subject to the Executive’s continued compliance with the covenants contained in Section 6 during such payment period);

(iii)                               a pro-rated Annual Bonus for the Fiscal Year of termination determined by multiplying (x) the actual Annual Bonus which the Executive would have earned in respect of such Fiscal Year had he remained employed for the entire such Fiscal Year by (y) a fraction, the numerator of which is the number of days in such Fiscal Year that the Executive was employed by the Company and the denominator of which is 365, payable at the time bonuses are generally payable to the Company’s senior executives in respect of such Fiscal Year; and

(iv)                              The Executive and the Executive’s spouse and dependents, as applicable, shall continue to participate in the Company’s group health and life insurance plans (or be provided comparable medical and life insurance coverage), at Company expense, until the earlier of the first anniversary of such termination or the date the Executive becomes eligible for coverage under the group health or life insurance plan, as applicable, of another employer.

(d)                                 In General. The Executive shall have no rights upon his termination of employment with the Company, other than those set forth in each of Section 5(a), (b) or (c), as applicable, to any compensation or any other benefits from the Company under this Agreement, provided that amounts which the Executive is otherwise entitled to receive under any plan, program or arrangement of the Company or any of its affiliates available to employees generally (other than any severance plan or program), shall be payable in accordance with such plan, program or arrangement.

6.                                       Restrictive Covenants. Without in any way limiting or waiving any right or remedy accorded to the Company or any limitation placed upon the Executive by law, the Executive hereby agrees as follows:

(a)                                  Non-Solicitation; Non-Competition. The Executive agrees that during the Employment Period and for 12 months after the expiration or termination thereof (the “Non-Competition Period”), the Executive shall not, directly or indirectly:

(i)                                     hire, make an offer of employment to, attempt to hire or assist in the hiring of, or supervise, any employee at the level of Vice President or above, or any employee whose primary responsibility is A&R or promotion irrespective of level (each, a “Restricted Employee”), of any member of the Company Group on the Executive’s own behalf, or on behalf or any person, firm or entity (other than a member of the Company Group);

(ii)                                  attempt to persuade or encourage any Restricted Employee to (1) terminate his employment with any member of the Company Group, (2) refrain from extending his employment with any member of the Company Group, (3) refrain from entering into a new employment arrangement with any member of the Company Group or (4) enter into any employment arrangement with any competitor of any member of the Company Group;

(iii)                               hire, make an offer of employment to, attempt to hire or assist in the hiring of, or enter into, or solicit or offer to enter into, any “Contract” (as hereinafter defined) with, any vendor or customer of the Company Group, including any “Artist” (as hereinafter defined), on the Executive’s own behalf or on behalf of any person, firm or entity, if the activities which are the subject of such hiring, employment or Contract are in any way competitive with any member of the Company Group; or

(iv)                              attempt to persuade or encourage any vendor or customer of the Company Group, including any Artist, to (1) terminate his or her relationship or Contract with any member of the Company Group, (2) refrain from extending his or her relationship or Contract with any member of the Company Group, (3) refrain from entering into a new Contract with any member of the Company Group or (4) enter into any relationship or Contract with any competitor of any member of the Company Group; or

(v)                                 whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with any member of the Company Group or take active steps with others to plan for any business competitive with any member of the Company Group. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive with the business of any member of the Company Group as conducted or under consideration (as represented by a written proposal) at the time of the termination of the Executive’s employment.

(b)                                 Confidentiality. The Executive shall not at any time disclose or reveal to any person, firm or entity, or make use of (otherwise than for the benefit of the Company or its affiliates), any trade secrets or information of a secret or confidential nature, including without limitation, matters of a business nature, such as information about costs, profits, markets, leases, details of recording agreements, distribution agreements, customer Contracts, manufacturing processes, financial information, technical and production know-how, developments, inventions, processes or administrative procedures, concerning the business or affairs of any member of the Company Group, which the Executive may have acquired in the course of or incident to the Executive’s employment with the Company, and the Executive confirms that all such information (“Confidential Information”) is the exclusive property of the Company and/or such member of the Company Group. This paragraph shall not apply to disclosures by the Executive (i) in the proper performance of his obligations under this Agreement during the Employment Period or to officers, employees, lawyers and accountants of any member of the Company Group, (ii) to the Executive’s legal counsel in connection with seeking legal advice related hereto, (iii) to the Executive’s accountants in connection with seeking financial or tax advice related hereto, or (iv) as required by law, a court of competent jurisdiction or regulatory agency or other governmental authority. Nothing herein shall prevent the Executive, subsequent to the termination or expiration of his employment hereunder, from using or availing himself of general technical skills, knowledge and experience, including that pertaining to or derived from the non-confidential aspects of any member of the Company Group. The term “Confidential Information” shall not include information generally available and known to the public other than as a result of a breach of this Section 6(b) by the Executive. The Executive agrees to hold as Company property all Confidential Information and all books, papers and other data, and all copies thereof and therefrom, in any way relating to the businesses of any member of the Company Group, whether made or received by the Executive, and, on termination of employment, or upon demand by the Company, to deliver the same to the Company.

(c)                                  Intellectual Property. Any copyrights, “Musical Compositions” (as hereinafter defined), trademarks, patents, patent applications, inventions, developments and processes which the Executive during the Employment Period may develop which may reasonably be expected to be usable by any member of the Company Group in the ordinary course of its business shall belong to Company and/or the relevant member of the Company Group. Furthermore, the Executive agrees to execute any copyright assignment or other instruments as any member of the Company Group may deem reasonably necessary (at such member’s expense) to evidence, establish, maintain, protect, enforce, and/or defend any and all of member of the Company Group’s interests under this Section 6(c). All such interests shall vest in the relevant member of the Company Group whether or not such instrument is requested, executed or delivered. If the Executive shall not so execute and deliver any such instrument after reasonable notice and opportunity to do so, the Company shall have the right to do so in the Executive’s name and the Company is hereby irrevocably appointed the Executive’s attorney-in-fact for such purposes, which power is coupled with an interest.

(d)                                 Definitions. For the purposes of Section 6 of this Agreement, the following definitions shall apply:

(i)                                     “Artists” means (A) any singer or musician, or other person furnishing the services or works of an artist to any member of the Company Group pursuant to a Contract with any member of the Company Group pursuant to which such singer, musician or other person is required to provide exclusive services for the making or delivering of master “Recordings” (as hereinafter defined) to such Restricted Operation or (B) any writer, producer or other talent who has entered into a Contract with any member of the Company Group or who has otherwise provided services to any member of the Company Group excepting, in the case of both clauses (A) and (B) above, any such person who is required to provide services to any person or party other than any member of the Company Group on an exclusive basis pursuant to a Contract that was not entered into in connection with any violation by the Executive of this Agreement.

(ii)                                  “Contract” means any contract, other agreement, commitment; binding arrangement, binding understanding or binding relationship (whether written or oral and whether express or implied).

(iii)                               “Musical Compositions” means a musical composition or medley consisting of words and/or music, or any dramatic material and bridging passages whether in form of instrumental and/or vocal music, prose or otherwise, irrespective of length.

(iv)                              “Recordings” means any recording of sound, whether or not coupled with a visual image, by any method or format and on any substance or material, whether now or hereafter known, which is used or useful in the recording, production and/or manufacture of Records or for any other exploitation of sound, excluding television and movies (other than music videos or the promotion thereof), consumer electronics and electronic games.

(v)                                 “Records” means gramophone discs, magnetic tapes, compact discs, other storage media and any other device or appliance used for emitting sounds (whether or not accompanied by visual images) incorporating the Recordings.

(e)                                  Severability; Blue-Pencilling. Each section, subsection or part thereof under this Section 6 constitutes an entirely separate and independent restriction. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(f)                                    Necessity; Enforcement. The parties hereto have considered carefully the necessity for protection of each member of the Company Group against the Executive’s disclosures of Confidential Information and other actions referred to in this Section 6, and the nature and scope of such protection. The parties agree and acknowledge that the duration and scope applicable to the covenants set forth in this Section 6 are fair, reasonable and necessary, and that the Executive has received adequate consideration for such obligations. Accordingly, the Executive agrees that, in addition to any other relief to which the Company maybe entitled, the Company shall be entitled to seek injunctive relief (without the requirement of posting any bond or other security) from a court of competent jurisdiction for the purpose of restraining the Executive from any actual or threatened breach of the covenants contained in this Section 6.

7.                                       Indemnity. To the fullest extent permitted by applicable law, the Company shall indemnify, defend and hold the Executive harmless from and against any and all claims, demands, actions, causes of action, liabilities, losses, judgments, fines, costs and expenses (including, without limitation, the reimbursement of reasonable attorneys’ fees, settlement expenses, punitive damages and the advancement of legal fees and expenses, as such fees and expenses are incurred by the Executive) arising from or relating to (a) claims relating to any member of the Company Group (other than claims by a member of the Company Group) or (b) the Executive’s service with or status as an officer, director, employee, agent or representative of any member of the Company Group or in any other capacity in which the Executive serves or have served at the request of the Board or the CEO for the benefit of any member of the Company Group. Without limiting the foregoing, in connection with any such claim, demand, action, cause of action, liability, loss, judgment or fine, the Executive shall have the right (i) to be represented by separate counsel reasonably acceptable to the Company, at the Company’s sole cost and expense, and (ii) to have the Company pay the cost and expense of any bond that the Executive may be required to post in order to appeal an adverse decision. The Company’s obligations under this Section 7 shall be in addition to, and not in derogation of, any other rights the Executive may have against the Company to indemnification or advancement of expenses, whether by statute, contract or otherwise (including, without limitation, the Executive’s entitlement to indemnification and the payment or reimbursement of expenses (including attorneys’ fees and expenses) to the extent provided in and/or permitted by the Certificate of Incorporation and By-Laws of the Company. The Company shall maintain directors and officers liability insurance in commercially reasonably amounts (as reasonably determined by the Board), and the Executive shall be covered under such insurance to the same extent as any other senior executive of the Company. The Executive hereby undertakes to repay any advances paid to him pursuant to this Section 7 if a final judgment adverse to the Executive establishes that he is not entitled to be indemnified under this Agreement or otherwise. The Company hereby acknowledges that the undertaking set forth in the previous sentence satisfies all requirements for any similar undertakings in the by-laws or other corporate documents of the Company. The Company shall not take any action that would impair the Executive’s right to indemnification, other than in connection with a claim by the

Company that the Executive is not entitled to indemnification in accordance with the standards set forth in this Section 7.

8.                                       Successors.

(a)                                  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and, other than as set forth in Section 8(c), shall not be assignable by the Company without the prior written consent of the Executive (which shall not be unreasonable withheld).

(c)                                  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9.                                       [Deleted]

10.                                 Miscellaneous.

(a)                                  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed entirely therein. The parties hereto agree that exclusive jurisdiction of any dispute regarding this Agreement shall be the state or federal courts located in New York, New York.

(b)                                 Each party hereto shall be responsible for its own fees and costs incurred in connection with any action brought to enforce or avoid this Agreement or any provision hereof.

(c)                                  In the event of any termination of the Executive’s employment hereunder, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due the Executive under this Agreement on account of future earnings by the Executive. Any amounts due to the Executive under this Agreement upon termination of employment are considered to be reasonable by the Company and are not in the nature of a penalty.

(d)                            The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(e)                                  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(f)                                    All notices required or permitted by this Agreement to be given to any party shall be in writing and shall be delivered personally, or sent by certified mail, return receipt requested, or by Federal Express or similar overnight service, prepaid recorded delivery, addressed as follows:

If to the Executive:

c/o Lexa Partners LLC 390 Park Avenue

New York, New York 10022

If to the Company:

WMG Acquisition Corp.

75 Rockefeller Plaza

New York, New York 10019

Attention: Board of Directors and General Counsel

and shall be deemed to have been duly given when so delivered personally or, if mailed or sent by overnight courier, upon delivery; provided, that, a refusal by a party to accept delivery shall be deemed to constitute receipt.

(g)                                 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(h)                                 The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(i)                                     This Agreement is the joint product of the Company and the Executive and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Company and the Executive and shall not be construed for or against either party hereto.

(j)                                     Subject to any other documents which may be entered into by the Executive and the Company on or after the Effective Date (including without limitation the Restricted Stock Award Agreement), this Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and, upon this Agreement becoming effective, supersedes all prior communications, representations and negotiations in respect thereto, whether or not in writing.

(k)                                  Notwithstanding anything herein contained to the contrary, this Agreement shall not become effective until and unless the Closing Date occurs, at which time it shall become the binding and legal obligation of the parties hereto. If the Purchase Agreement shall be abandoned in accordance with its terms then this Agreement shall never become effective and shall be null and void.

(1)                                  This Agreement has been approved by the shareholders of Parent in an effort to satisfy the shareholder approval requirements of Section 280G of the Internal Revenue Code of 1986, as amended. Neither the Company nor the Executive makes any representation or warranty as to. whether such approval does in fact satisfy such requirements.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Edgar Bronfinan, Jr.

WMG ACQUISITION CORP.

By:

Title: